Exhibit 99.1

Consent of Fernando d'ornellas silva

GP Investments Acquisition Corporation (the “Company”) has filed a Registration Statement on Form S-1 (together with any amendments or supplements thereto, the “Registration Statement”) registering securities for issuance in its initial public offering.  As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a Director Nominee.

Dated: May 6, 2015

/s/ Fernando d'Ornellas Silva
Fernando d'Ornellas Silva